Exhibit 10.79

June 19, 2007

Tony Gaughan

Dear Tony,

On behalf of Rackable Systems Inc., I am pleased to offer you the position of Sr. Vice President and Chief Products Officer, reporting directly to the President & Chief Executive Officer.

This offer is conditioned upon our obtaining the following:

1.	Your signature and date on the enclosed copy of this letter, indicating your acceptance of this offer.

2.	Your signature and date on the enclosed Employee Proprietary Information and Inventions Agreement, which among other things requires that you have not thus far, and you will not during your employment with Rackable Systems., use or disclose to Rackable Systems any proprietary information or trade secrets of any former employer or other company nor have you or will you bring onto Rackable Systems’ premises any confidential or proprietary information of any former employer or other company unless such former employer or company has consented to such action in writing.

3.	Satisfactory results from any background and reference checks.

4.	Documentation verifying your identity and legal authority to work in the United States no later than three business days after the date you commence work. Enclosed is a list of Acceptable Documents that will be necessary for you to show proof of your employment eligibility.

Base Salary

Your initial compensation will include a base salary rate of $22,500 per month, (equal to $270,000 on an annualized basis) payable bi-weekly in accordance with the Company’s regular payroll practices. Your base salary will be subject to statutory deductions and withholdings.

Incentive Compensation

You will participate in the Corporate Bonus Plan. You will be eligible for a quarterly bonus of up to $33,750 ($135,000 annual gross) based upon specific company performance targets. Your incentive compensation is not guaranteed and will be subject to statutory deductions and withholdings.

Tony Gaughan

Stock Awards

It will be recommended to the Board of Directors to approve a grant for a stock option (Stock Option) to purchase 100,000 shares of the Company’s common stock. The strike price of this Stock Option will be determined by the Fair Market Value of the Common Stock subject to the Stock Option on the date the Stock Option is granted. Your Stock Option will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee (Start Date). Your Stock Option shall only vest if you have been continuously employed by Rackable Systems from the Start Date through the applicable option vesting date (e.g., at the end of the first year of employment or the applicable monthly period thereafter as set forth in the next sentence). Under the vesting schedule, your Stock Option shares would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary.

In addition, it will be recommended to the Board of Directors to approve a restricted stock unit (RSU) of 10,000 shares of the Company’s common stock. The RSU will be subject to a four year vesting schedule, with vesting to commence as of your Start Date. Under the RSU vesting schedule, your RSU would vest at the rate of 25% upon completion of the first year of employment, with an additional 6.25% of such shares vesting for each full 3 month period of continuous employment completed after the first anniversary.

Your Stock Option and RSU, if approved, shall be granted subject to all of the terms and conditions set forth in an option and award agreement prepared by Rackable Systems. Any grant of stock options or awards over time in no way alters the employment “at will” relationship described below.

Option Acceleration and Severance upon Change of Control

Upon the occurrence of both (a) a Change of Control (as defined in Appendix A) and (b) any one of the following within 12 months after a Change of Control; Termination Without Cause (as defined in Appendix A) or given a position of substantially lesser responsibility (COC Termination), one year of the unvested shares of your Stock Option and RSU described in this letter shall immediately vest.

In addition, in the event of a COC Termination, the Company shall provide you a lump sum payment equal to twelve (12) months of your then current base salary and payment of COBRA premiums for you and your dependents until the earlier of (a) twelve (12) months from the COC Termination date or (b) the date you commence full time employment (including self-employment and/or consulting work).

Other Benefits

As a full-time employee, you will be eligible to participate in the Company’s benefit plans, including the medical, dental, vision, long-term disability and life insurance programs. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our employees and their families change. In addition, you will begin to earn fifteen days of Paid Time Off (4.62 hours accrued per pay period) in accordance with applicable Company policy. If you accept this offer of employment, you will be given a copy of Rackable Systems’ benefit plan documents which will describe more fully these and other benefits of your employment.

At-Will Employment

Employment with Rackable Systems is “at will.” This means that employment is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. The at will employment relationship also means that this employment offer, your job duties, title, responsibility, reporting level, compensation and benefits, as well as any other terms and conditions of employment (with the exception of the employment at will policy itself), may be modified or rescinded at any time in the sole discretion of Rackable Systems. This is the full and complete agreement

Tony Gaughan

between us on this term of your employment. Any contrary representations which may have been made or which may be made to you are superseded by this offer. Any modification of this term must be in writing and signed by you and the Company.

Tony, we are pleased that you are interested in Rackable Systems. As with all important decisions, however, you should make a decision concerning this offer based on your own independent investigation and judgment concerning Rackable Systems’ financial condition and future prospects. Any representations not contained in this letter, or contrary to those contained in this letter, which have been made to you are expressly superseded by this offer.

If you accept this offer, please return to me the signed and dated copy of this letter and the Employee Proprietary Information and Inventions Agreement. Unless you accept on or before June 22, 2007 this offer will expire.

Sincerely,

/s/    MARK BARRENECHEA

Mark Barrenechea

President & Chief Executive Officer

Attachments:

Proprietary Information and Inventions Agreement

List of Acceptable Documents for I-9 Form

CANDIDATE ACCEPTANCE

I accept the offer of employment with Rackable Systems pursuant to the terms and conditions set forth in this letter. I will start work on July 9, 2007.

/s/ TONY GAUGHAN	June 22, 2007
Candidate’s Signature	Date

Tony Gaughan

Appendix A

Definitions

Change of Control – means the occurrence, in a single transaction or in a series of related transactions, of either of the following events:

(i) (x) there is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) the Company or (B) a tender offer or exchange offer addressed to the stockholders of the Company and (y), immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(ii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Termination Without Cause – means a termination by the Company of the Executive’s employment relationship with the Company for any reason, except the following:

(a) the Executive’s non-satisfactory performance of the Executive’s duties and obligations to the Company, in the good faith determination of the Board of Directors, based on Executive’s actions or failure to perform job duties, as opposed to failure of the Company to meet specific quantitative targets, and provided that such non-satisfactory performance is due to events that are within the Executive’s control, or his willful disregard in any material respect of any lawful written financial or budgetary limitations established in good faith by the Board of Directors (Board) or the Company’s Chief Executive Officer (CEO), provided the Board or CEO provides him with written notice of such failure or disregard and provides the Executive with thirty (30) days to cure such failure or disregard, and the Executive fails to cure such failure or disregard within such thirty (30) days;

(b) the Executive’s willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its subsidiaries, including, but not limited to, misappropriation or conversion of assets of the Company or any of its subsidiaries (other than non-material assets), provided the Board or CEO provides him with written notice of such misconduct and provides the Executive with thirty (30) days to cure such misconduct, and the Executive fails to cure such misconduct within such thirty (30) days; or

Tony Gaughan

(c) the Executive’s conviction or plea of nolo contendre to a crime of moral turpitude causing material and demonstrable injury to the Company or otherwise demonstrating unfitness to serve as an officer of the Company or conviction of or entry of a plea of nolo contendere to a felony.

No act or failure by the Executive shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interest of the Company or any of its subsidiaries.

RACKABLE SYSTEMS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Rackable Systems, Inc., a Delaware corporation (the “Company”), I hereby agree to the following with respect to my use and development of information and technology of the Company, as more fully set out below.

1. Proprietary Information.

(a) Confidential Restrictions. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information (as defined below) that I may have access to during the course of my employment with the Company and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized by the President of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company. “Proprietary Information” shall mean all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company’s customers, suppliers, licensors and other commercial partners unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the President of the Company.

(c) Interference with Business. I hereby acknowledge that pursuit of the activities forbidden by this Section 1(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of one (1) year after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (or by any affiliate of it that might be formed) during the period of such person’s employment and for a period of one (1) year thereafter; or (iii) engage in any business activity that is or may be competitive with the Company (or any affiliate of it that might be formed). I understand that none of my activities will be prohibited under this Section 1(c) if I can prove that the action was taken without the use in any way of Proprietary Information.

2. Inventions.

(a) Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term Invention Ideas means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. I understand that Section 2870(a) provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) Records of Invention Ideas. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

(c) Assignment. I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

(d) Exclusions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement.

(e) Post-Termination Period. I acknowledge that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the invention, idea, process, etc., is not an Invention Idea as defined in paragraph 2(a).

I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

3. Former or Conflicting Obligations. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent that my performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I certify that I have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude me from complying with the provisions hereof. I further certify that during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of such employment.

4. Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

5. Termination. I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment, belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained herein will survive the termination of my employment. In the event of termination of my employment, I agree to sign and deliver to the Company a Termination Certificate in the form attached hereto as Exhibit B.

6. Miscellaneous Provisions.

(a) Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement, including, without limitation, any successor in interest to the Company or its business operations. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.

(b) Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(c) Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

(d) Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

Date: June 22, 2007	/s/ Tony Gaughan
Signature

Tony Gaughan
Printed Name

EXHIBIT A

Employee’s Prior Inventions

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

EXHIBIT B

TERMINATION CERTIFICATE CONCERNING

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by                              [name of new employer]                                                                       [in the                              division] and I will be working in connection with the following projects:

[generally describe the projects]

Dated:

Signature

Printed Name